As filed with the Securities and Exchange Commission on August 11, 2014.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

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ROGERS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	06-0513860
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Technology Drive, P.O. Box 188

Rogers, Connecticut 06263-0188

(Address of Principal Executive Offices) (Zip Code)

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Rogers Corporation 2009 Long-Term Equity Compensation Plan

(Full title of the plan)

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David Mathieson

Vice President, Finance and Chief Financial Officer

Rogers Corporation

One Technology Drive, P.O. Box 188

Rogers, Connecticut 06263-0188

(860) 774-9605

(Name, Address and Telephone Number,

Including Area Code, of Agent For Service)

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with copies to:

David A. Cifrino, P.C.

McDermott Will & Emery LLP

28 State Street

Boston, Massachusetts 02109

(617) 535-4000

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Capital (Common) Stock, par value $1.00 per share (the “Common Stock”)	800,000 Shares	$58.505	$46,804,000.00	$6,028.36

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(1) Includes Common Stock purchase Rights (the “Rights”) issued pursuant to a Shareholder Rights Agreement, dated as of February 22, 2007, between the registrant and Registrar and Transfer Company, as Rights Agent. Prior to the occurrence of certain events, the Rights will not be evidenced separately from the Common Stock.

(2) This registration statement also relates to such indeterminate number of additional shares of Common Stock as may be necessary to satisfy anti-dilution provisions applicable to the Rogers Corporation 2009 Long-Term Equity Compensation Plan (the “2009 Plan”), or which may otherwise become issuable under the such plan, to which this registration statement relates by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of Common Stock.

(3) In accordance with Rules 457(c) and (h) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of determining the amount of the registration fee based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on August 5, 2014.

EXPLANATORY NOTE

This registration statement relates to 800,000 shares of the Common Stock of Rogers Corporation (the "Registrant") representing those additional shares under the 2009 Plan which may be issued pursuant to an amendment to the 2009 Plan. After giving effect to this filing, an aggregate of 2,575,000 shares of the Common Stock have been registered for issuance pursuant to the 2009 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed as part hereof:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

(c) The Registrant’s Current Reports on Form 8-K, as filed with the Commission on May 12, 2014 (excluding Item 7.01 and Exhibit 99.1); May 15, 2014; June 3, 2014; and June 26, 2014;

(d) The description of the Registrant’s Common Stock in the Registrant's Registration Statement on Form 8-A filed with the Commission on April 3, 2000, including any amendment or report filed for the purpose of updating such description; and

(e) The description of the Rights contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on April 2, 2007, and including any amendment or report filed for the purpose of updating such description.

All documents filed with the Commission by the Registrant after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereunder have been sold, or that deregisters all shares of Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Registrant has included a similar provision in its restated articles of organization, as amended (the “Articles”).

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his or her position as a director of the corporation unless he or she is deemed to have not acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation or was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. As noted below, the Registrant has provided for director indemnification in its amended and restated bylaws (the “Bylaws”) and via contract.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify and advance expenses to its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the Articles, (ii) the Bylaws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, the Registrant has provided for officer indemnification in the Bylaws and via contract.

The Bylaws provide that, except as limited by law or otherwise provided in the Bylaws, each director or officer of the Registrant shall be indemnified by the Registrant against liability incurred in connection with a proceeding in which he or she is a party because he or she is a director or officer if: (1)(i) he or she conducted himself or herself in good faith, and (ii) he or she reasonably believed that his or her conduct was in the best interests of the corporation or was at least not opposed to the best interests of the corporation, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (2) he or she engaged in conduct for which liability has been eliminated by Article 6 of the Articles. A director’s or officer's standard of conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that was at least not opposed to the best interests of the Registrant.

The Registrant will pay sums on account of indemnification in advance of a final disposition of a proceeding upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated under the Articles and (ii) an undertaking by the director or officer to repay such sums if it is subsequently established that he or she is not entitled to indemnification. The determination of whether a director has met the relevant standard of conduct for indemnification under the Bylaws shall be made by (a) a majority vote of the disinterested directors (if there are two or more), (b) special legal counsel, or (c) a vote of the shareholders (excluding the vote of any shares owned by or voted under the control of a director who is not a disinterested director).

The Bylaws do not limit the power of the board of directors to authorize the purchase and maintenance of insurance on behalf of any director or officer against any expense whether or not the Registrant would have the power to indemnify such director or officer against such expense under the Bylaws. The Registrant maintains directors' and officers' liability insurance.

The Registrant has entered into indemnification agreements with its directors and officers. The indemnification agreements require, among other matters, that the Registrant indemnify its directors and officers to the fullest extent provided by law and advance to directors and officers certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index immediately following the signature pages, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Rogers Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the Town of Killingly, State of Connecticut, on this 11th day of August, 2014.

ROGERS CORPORATION

By: /s/ Bruce D. Hoechner

Bruce D. Hoechner

President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Rogers Corporation, hereby severally constitute and appoint David Mathieson and Robert J. McCard and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this registration statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Rogers Corporation to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

/s/ Bruce D. Hoechner	President and Chief Executive Officer	August 11, 2014
Bruce D. Hoechner	(Principal Executive Officer) and Director

/s/ David Mathieson David Mathieson	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	August 11, 2014

/s/ Ronald J. Pelletier Ronald J. Pelletier	Corporate Controller (Principal Accounting Officer)	August 11, 2014

/s/ Michael F. Barry	Director	August 11, 2014
Michael F. Barry

/s/ Gregory B. Howey	Director	August 11, 2014
Gregory B. Howey

/s/ Carol R. Jensen	Director	August 11, 2014
Carol R. Jensen

/s/ William E. Mitchell	Director	August 11, 2014
William E. Mitchell

/s/ Ganesh Moorthy	Director	August 11, 2014
Ganesh Moorthy

/s/ Robert G. Paul	Director	August 11, 2014
Robert G. Paul

/s/ Peter C. Wallace	Director	August 11, 2014
Peter C. Wallace

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Shareholder Rights Agreement, dated as of February 22, 2007, between the Registrant and Registrar and Transfer Company, as Rights Agent (filed with the Commission as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on April 2, 2007, and hereby incorporated herein by reference).
5.1	Opinion of McDermott Will & Emery LLP (filed herewith).
10.1	Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended (filed with the Company's definitive proxy statement on March 24, 2014, and hereby incorporated herein by reference).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of McDermott Will & Emery LLP (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature pages to this registration statement).